Exhibit 10.1
LEASE BETWEEN BERO & McCLURE
PARTNERSHIP AND TUFCO, L.P.
     THIS LEASE, made as of this 20th day of November, 2006, by and between Bero & McClure Partnership, a Wisconsin partnership, hereinafter called Lessor, and Tufco, L.P., a Delaware limited partnership, hereinafter called Lessee:
WITNESSETH:
     WHEREAS, Lessor owns the building and surrounding land located at 1055 Parkview Street, Green Bay; (“Leased Premises”) and
     WHEREAS, the Lessor and Lessee have previously entered into a Lease, dated October 15, 2002, relating to the Leased Premises, which Lease remains in full force and effect; and
     WHEREAS, the Lessor has agreed to finance substantial build-out improvements to the Leased Premises, as requested by Lessee;
     WHEREAS, the Lessor and Lessee wish to extend the term of the 2002 Lease, and therefore, enter into a new Lease agreement, as set forth below;
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto do promise and agree as follows:
     1. This Lease shall replace and supersede a Lease between the Lessor and Lessee dated October 15, 2002, and said

October 15, 2002 Lease is terminated and null and void as of the commencement date of this Lease.
     2. That the said Lessor does hereby lease to said Lessee and said Lessee agrees to lease the property described in attached Exhibit A, together with all improvements, furnishings, fixtures and equipment located on said premises, hereinafter called the “Leased Premises.”
     3. This Lease is for the following term and at the following rentals:
A.	For the month of December, 2006, a rental of $10,796.00, payable on December 1, 2006;

B.	From January 1, 2007 to March 31, 2007, for a monthly rental of $16,800.00 payable on the 1st of each month;

C.	For six (6) years, from April 1, 2007 to March 31, 2013, at an initial annual rental of $204,840.00, payable monthly in the sum of $17,070.00, on the 1st of each month for the first full year;

D.	For the next five (5) years, commencing on April 1, 2008, the rent shall be increased by 1.65% per year.
     The above rental amounts shall be sent to Lessor’s controller, Thomas Gilling, at 1335 Ridgeway Blvd., De Pere, Wisconsin 54115, until the Lessor informs the Lessee of an alternate address for delivery in writing.
     The above rental amounts include sums payable to Lessor for substantial build-out improvements to the leased premises requested by Lessee and paid for by Lessor. Lessee is authorized to make said build-out improvements to the leased premises, in an amount not to exceed $300,000.00. If the cost of said build-out improvements should exceed $300,000.00, Lessee shall be solely responsible for the difference between the actual cost of the improvements and $300,000.00.
     Lessee shall have the option to renew this Lease for an additional term of five years upon the same terms and conditions as set forth herein, except for rental as herein specified. Rental for the renewal five year term shall be negotiated by the parties, except the rent for the first year of the renewal term shall not be more than $165,600.00. Lessee may exercise this option by giving written notice to Lessor no earlier than nine months and no later than six months before expiration of the original six year term set forth herein.
     4. That the rent herein specified shall be net to the Lessor in each month during the term of this Lease; that all costs, taxes, expenses and obligations of every kind relating to the leased premises (except as otherwise set forth in this Lease) which may arise or become due during the term of this Lease shall be paid by the Lessee, and that the Lessor shall be indemnified by the Lessee against any such costs, expenses and obligations. All costs, expenses and obligations assessed prior to but payable in whole or in installments after the effective date of the lease term, and all taxes assessed during the term, shall be adjusted and pro-rated, so that the Lessor shall pay its pro-rated share for the period subsequent to the lease term and the Lessee shall pay its pro-rated share for the lease term.

     5. That the Lessee shall pay all charges for utilities, including, but not limited to gas, electricity, light, heat, power and telephone used, rendered or supplied, upon or in connection with the leased premises, and shall indemnify the Lessor against any liabilities or payments on such account. That the said Lessee shall pay all costs for lawn care and snow and ice removal and for janitorial services performed upon the leased premises and shall indemnify the Lessor against any liability or payments on such account.
     6. That the Lessee shall keep the leased premises adequately insured throughout the term of this Lease, including general liability insurance of at least $10,000,000.00 coverage and fire and extended coverage insurance of at least $1,550,000.00, with the Lessor named as an additional insured. If Lessee does not purchase such insurance and Lessor does, then Lessee shall reimburse Lessor for all insurance premiums paid by the Lessor. That Lessee shall furnish copies of said insurance policies to Lessor, by March 31 of each year, or as requested in writing by Lessor.
     The Lessor and Lessee hereby waive any right by way of subrogation that their insurers might otherwise have as against them or either of them arising out of transactions or occurrences which are the subject of payment of insurance proceeds by said insurers by reason of casualties insured pursuant to this Lease, to the extent that such subrogation rights are permitted to be waived by said policies, and said policies, to the extent permitted, shall recognize this waiver of subrogation.
     7. That the Lessor shall be responsible for, and shall pay for all structural repairs to the building as it existed on April 1, 1996, hereinafter 1996 building, both inside and outside. The Lessee shall be responsible for and shall pay for all nonstructural repairs to the 1996 building and for the repair of any damages caused by the negligence of Lessee and its agents and employees. Further, the Lessee shall be responsible for and shall pay for all repairs and improvements to those items added to the 1996 building by the Lessee, including all improvements, equipment, alterations and additions.
     8. That the said Lessee does promise and agree to pay said rent at the time and in the manner aforesaid, during the continuance of said term, and not to sublet said leased premises or any part thereof or assign this Lease, without the prior written consent of the Lessor; to quit and deliver the same to the Lessor peaceably and quietly at the end of said term; and also to keep the leased premises in as good condition and repair as the same are in at the commencement of said term (reasonable use and wear thereof, and damage by fire or other casualty without the fault of Lessee, only excepted). The Lessor may enter to view, repair or show the leased premises at all reasonable times, provided that Lessor gives Lessee at least 72 hours’ advance written notice, prior to entering the leased premises. It is stipulated that in case the leased premises should be sold during the term hereof, this Lease shall remain in full force and effect pursuant to the terms herein.
     9. If: (a) Lessee shall default in the payment of any rent, and said default continues for 10 days after written notice by Lessor, or (b) Lessee shall default in the performance of any other provision or covenant contained herein or hereafter established, and said default continues for 30 days after written notice by Lessor, or (c) the Premises shall be deserted or vacated, or (d) proceedings are commenced against the Lessee in any court under a Bankruptcy Act or for the appointment of a trustee or receiver of Lessee’s property, then this Lease (if Lessor so elects) shall thereupon become null and void, and the Lessor shall have the right to re-enter or repossess the Premises, and remove therefrom the Lessee, or other occupants thereof, and their effects, without being liable to any prosecution therefore. In such case, the Lessor may, at its option, re-let the Premises, or any part thereof, as the agent of the Lessee, and the Lessee shall be liable to Lessor for the difference between the rent stated herein for the portion of the term remaining at the time of default and the amount, if any, received or to be received under such re-letting of the Premises. In such case, the Lessee shall also be liable to Lessor for the reasonable expenses incurred in re-letting the Premises, including administrative, marketing and other fees. In addition to all other sums due Lessor under this Lease, if Lessor should incur legal fees due to the actual default of Lessee of any provision herein, after having given Lessee an opportunity to cure said default, Lessee shall be liable to Lessor for its reasonable attorney fees.
     10. The Lessor agrees that it will tender and turn over the defense to the Lessee or to the Lessee’s insurers, any claims, demands or suits instituted against the Lessor, or the Lessor and Lessee jointly, arising out of or on account of any damage or injuries, including wrongful death, to any person or persons or to property in or about the leased premises or arising out of activities conducted on the leased premises or in or about any building or other improvement thereon, and the Lessee agrees to indemnify and hold the Lessor harmless from and against any and all claims, demands, actions, suits, damages, judgments, orders, liabilities or expenses, including reasonable attorneys’ fees and disbursements, arising out of or on account of any such damage or injuries, including wrongful death.
     11. That the leased premises shall be used by the Lessee for warehouse and manufacturing purposes and other purposes reasonably related to those uses.
     12. Lessee agrees to comply with all reasonable rules and regulations Lessor may adopt from time to time for the protection and welfare of the building and its tenants and occupants. Lessee agrees to comply with all local, state and federal laws, ordinances and regulations.
     13. If the building is damaged and made partially or wholly untenantable by fire or other casualty, and Lessor shall determine not to restore it, Lessor may by notice to Lessee given within 60 days after such damage, terminate this Lease. Such termination shall become effective as of the date of such damage, if the premises are damaged, otherwise as of a date 60 days following the service of such notice of lease termination. In the event of termination of this Lease pursuant to this paragraph, rent shall be pro-rated on a per diem basis and paid to the date of the fire or other casualty, unless the premises shall be tenantable and reasonably accessible in which case rent shall be payable to the date of the Lease termination.
     Unless the Lease is terminated as herein provided, if the premises are made partially or wholly untenantable by fire or other casualty, Lessor shall restore the same with available insurance funds and at Lessor’s expense with reasonable promptness. If the premises are untenantable or are not readily accessible and this Lease is not terminated, rent shall abate on a per diem basis from the date of the fire or other casualty until the premises are ready for occupancy and reasonably accessible to Lessee. If part of the premises are untenantable, rent shall be pro-rated on a per diem basis and apportioned in accordance with the part of the premises usable by Lessee, until the damaged part is ready for Lessee’s occupancy.
     In all cases, due allowance shall be made for reasonable delay caused by adjustment of insurance loss, strikes, labor difficulties or any cause beyond Lessor’s reasonable control.
     14. If the whole of the leased premises, or such portion thereof as will make the premises unsuitable for the purposes herein leased, is condemned for any public use or purpose by any public authority, then this Lease shall terminate from the time when possession is taken by such public authority, and rental shall be accounted for between the Lessor and Lessee, as of the date of the surrender of possession. Such termination shall be without prejudice to the rights of either the Lessor or Lessee to recover compensation from the condemning authority for any loss caused by the condemnation. Neither party hereto shall have any rights in or to any award made to the other by the condemning authority.
     15. Any improvements, alterations or additions that are affixed to the leased premises in such a manner which would make them a permanent fixture to the leased premises, by Lessee or Lessee’s agents or assignees, shall become the property of Lessor during the term or renewal term of this Lease and shall remain on and be surrendered with the leased premises at the termination of the Lease, except as hereinafter set forth. Lessor shall have the option of requesting that Lessee remove any or all of said improvements, equipment, alterations and additions and Lessee shall then restore the Leased premises to its original condition (1996 Building) as diagramed in Exhibit B, all at Lessee’s expense. Notwithstanding the above provisions, Lessee’s manufacturing equipment, including HVAC improvements, removable structures, process equipment and personal property, shall remain the property of the Lessee and shall be removed by Lessee at the termination of the Lease, and Lessee shall repair any damage to the building caused by said removal. Further, floors and walls shall be restored to the pre-addition improvement condition and all roofs must be restored to a leak-proof condition, except normal wear and tear, all by the Lessee at Lessee’s expense. Further, all lights and electrical will remain except those interfering or impeding with warehousing, at the Lessee’s expense. Further, any additions or improvements to the land surrounding the building shall remain and be surrendered by the Lessee at the termination of the Lease. The parties, by mutual agreement, may revise any of the above provisions.
     If Lessee occupies the leased premises after the termination date or has not removed the aforementioned items before the termination date, the Lessee shall continue to pay the rent, which rent shall be increased by 5% from and after the termination date.
     16. Lessee agrees to indemnify and hold Lessor harmless from any claims (including, without limitation, third party claims for personal injury or real or personal property damage), actions, administrative proceedings, judgments, damages, penalties, fines, costs, liabilities, interest or losses, including attorneys’ fees, consultant fees, engineering fees and expert fees that arise directly or indirectly from or in connection with the presence or release of any contamination/pollutants, environmental or otherwise, caused by Lessee on or about the leased premises. The foregoing provisions shall inure to the benefit of the successors and assigns of Lessor and shall survive the termination of this Lease.
     17. The covenants, agreements and obligations herein contained, except as herein otherwise specifically provided, shall extend to and be binding upon both parties hereto and their respective personal representatives, heirs, successors and assigns.
     18. Any notice given by either party hereto to the other or to any person having an interest under this Lease, shall be given in writing by registered or certified mail, return receipt requested, addressed to the proper party and mailed in a postpaid envelope. The mailing shall be deemed given upon posting the envelope. Lessor and Lessee may from time to time designate alternative addresses for delivery. The mailing addresses for the Lessor and Lessee are as follows:

LESSOR:	BERO & McCLURE PARTNERSHIP
c/o Thomas Gilling, Controller
1335 Ridgeway Blvd.
De Pere, Wisconsin 54115

LESSEE:	TUFCO, L.P.
Attn: Chief Financial Officer
P.O. Box 23500
Green Bay, WI 54305-3500
     19. This Lease Agreement contains the entire understanding of the parties as it pertains to the subject matter of this leasing arrangement, and there are no other promises or conditions, written or oral, between the parties. This Lease may only be modified or amended in writing, provided both parties sign the writing. The rights of the parties to this Lease Agreement are cumulative and shall not be constructed as exclusive unless otherwise required by law.
     20. This Lease Agreement shall be governed in accordance with the laws of the State of Wisconsin.
     21. If any portion of this Lease Agreement shall be held invalid or unenforceable for any reason, the remaining provisions shall not be affected and shall remain in full force and effect. The failure of either party to enforce any provisions of this Lease Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Lease Agreement.
     22. The Lessor shall not be liable for any labor or materials furnished to the Lessee on credit, (except as set forth in Paragraph 2 herein) and no contractor’s or other lien for any such labor or materials shall attach to or affect the interest of the Lessor in and to the leased premises. Whenever any such lien shall have been filed against the leased premises, based upon any act of the Lessee, or anyone claiming through the Lessee, the Lessee shall immediately take such action by bonding, deposit, or payment as will remove the lien. If the Lessee has not removed said lien within 30 days after notice to Lessee, the Lessor may pay the amount of such lien, or discharge it through deposit or bond, and the amount so paid or deposited shall be deemed additional rent reserved under this Lease, and shall be paid within 30 days of removal of the lien. If not paid by Lessee within that time, Lessee shall be deemed in default of this Lease.
     23. The Lessor shall have the right to grant utility easements over or through the leased premises, provided that the use of said easements does not interfere with the operation of Lessee’s business. Further, the Lessee shall not be entitled to any compensation or abatement of rent from Lessor as a result of the granting of the easement, unless said easement does substantially interfere with the operation of Lessee’s business. The Lessor shall not have the unilateral right to grant other types of easements over or through the leased premises, without the prior written consent of Lessee.
     24. If the Lessee shall be in default of this Lease, the Lessor may, at its option, cure such default on behalf of Lessee (except for failure to pay rent) after giving 30 days written notice of the default to Lessee, in which event the Lessee shall reimburse the Lessor for all amounts paid to affect such cure. In order to collect such reimbursement, Lessor shall have all the remedies available under this Lease for a default in the payment of rent.
     25. In the event Lessor is in receipt of a bona fide offer for the purchase of the leased premises (the “Offer”) or any portion thereof, it shall, prior to the acceptance of the Offer, and as a condition to the validity of such acceptance, give written notice of the signed Offer to Lessee by personal delivery or certified mail, and send or deliver a complete copy of the Offer to Lessee. Lessee shall have the right to purchase the leased premises, or that portion thereof as set forth in the Offer, on the same terms and conditions. Lessee shall have thirty (30) days from receipt of Lessor’s notice to notify Lessor of its intention to purchase the leased premises in accordance with the notice, and such notification shall be in writing, and shall be delivered either personally or by certified mail. If Lessee does not notify Lessor within thirty (30) days of its intention to purchase the leased premises as above-mentioned, then Lessor shall have the right to sell the leased premises (or any part thereof) to the party named in the Offer, in accordance with the terms and conditions indicated in the Offer. If the leased premises is not transferred or conveyed to the offering party upon the terms and conditions of the Offer within six (6) months from the date Lessee receives Lessor’s notice, then

Lessor’s notice above-mentioned shall be void and the requirement that Lessor comply with the above procedure shall be reinstated and Lessee’s right of first refusal shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first herein written.

BERO & McCLURE PARTNERSHIP, a Wisconsin Partnership (Lessor)
/s/Samuel J. Bero
Samuel J. Bero - Partner

/s/ Robert N. McClure
Robert N. McClure - Partner

TUFCO, L.P., a Delaware Limited Partnership (Lessee)
By:	/s/ Michael B. Wheeler